UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 9, 2003

GENZYME CORPORATION

(Exact name of registrant as specified in its charter)

Massachusetts	06-1047163
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

500 Kendall St., Cambridge, Massachusetts	02142
(Address of principal executive offices)	(zip code)

(617) 252-7500
(Registrant’s telephone number, including area code)

Item 5.  Other Events.

On December 9, 2003, Genzyme Corporation (the “Company”) closed on the sale and issuance by the Company of $690 million aggregate principal amount of the Company’s 1.25% Convertible Senior Notes Due 2023 (the “Notes”) to UBS Securities LLC, Credit Suisse First Boston LLC and Lehman Brothers Inc (collectively, the “Initial Purchasers”) for proceeds, net of the Initial Purchasers’ discount, of $674,475,000.  Of that amount, $90 million aggregate principal amount of the Notes represented Notes issued and sold pursuant to the Initial Purchasers' exercise in full of their 30-day option to purchase such Notes at 97.75% of their principal amount.  The Notes were sold to the Initial Purchasers in a private placement exempt from registration under Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”)

The Notes are convertible into shares of Genzyme General Division Common Stock, $0.01 par value per share, of the Company (the “Common Stock”), at an initial conversion rate, subject to adjustment, of 14.0366 shares per $1,000 principal amount of Notes (representing an initial conversion price of approximately $71.24 per share) in the following circumstances:

•                  if the closing sale price of the Common Stock for at least 20 consecutive trading days in the 30 consecutive trading day period ending on the trading day immediately preceding the day the Notes are surrendered for conversion exceeds 120% of the conversion price in effect on that 30th trading day;

•                  during the five consecutive trading day period immediately following any 10 consecutive trading day period (the ‘‘Note Measurement Period’’), if the trading price per $1,000 principal amount of Notes on each trading day during the Note Measurement Period was less than 95% of the conversion value of the Notes on such trading day, unless the Notes are surrendered after December 1, 2018 and the closing sale price of the Common Stock on the trading day immediately preceding the day the Notes are surrendered is greater than 100% but equal to or less than 120% of the conversion price then in effect;

•                  if specified corporate transactions have occurred, as provided in the Indenture and terms of the Note; or

•                  if the Notes are called for redemption by the Company, the Company having such right, on and after December 1, 2008, to redeem the Notes for cash, in whole or in part, at its sole option.

Furthermore, on each of December 1, 2008, December 1, 2013 and December 1, 2018, holders of the Notes may require the Company to purchase all or a portion of their Notes at a purchase price equal to 100% of the principal amount of Notes to be purchased, plus any accrued and unpaid interest to, but excluding, the purchase date.  The Company will pay the purchase price, solely at its option, in cash, shares of Common Stock or a combination of cash and shares of Common Stock, provided that the Company will pay any accrued and unpaid interest in cash. The shares of Common Stock will be valued at 100% of the average closing sale price of the Common Stock for the 10 trading days immediately preceding, and including, the third business day immediately preceding the purchase date.  Holders of the Notes may also require the Company to repurchase all or a portion of their Notes for cash upon a repurchase event, as provided for in the Indenture, at a repurchase price equal to 100% of the principal amount of the Notes to be repurchased.

The Notes were issued pursuant to and are governed by an Indenture dated December 9, 2003 between the Company and U.S. Bank National Association, as Trustee (the “Indenture”).  The Company has granted to the holders of the Notes pursuant to a Registration Rights Agreement dated December 9, 2003 between the Company and the Initial Purchasers certain rights to require the Company to register the resale of the Notes under the Securities Act (the “Registration Rights Agreement”).  The foregoing description of the Notes and the Indenture are qualified in their entirety by reference to the full terms and provisions of those instruments set forth in the form of Note and in the Indenture, and the foregoing description of the Registration Rights Agreement is qualified in its entirety by reference to the full terms and provisions of that agreement set forth in the Registration Rights Agreement.  Copies of the form of Note, the Indenture and the Registration Rights Agreement are filed as exhibits to this Current Report on Form 8-K are incorporated by reference herein.

Item 7.  Financial Statements, Pro Forma Financial Information And Exhibits.

 (c)  Exhibits:

4.1                                                        Indenture dated December 9, 2003 by and between Genzyme Corporation and U.S. Bank National Association.

4.2                                                        Form of Global Certificates representing $690,000,000 aggregate principal amount of the 1.25% Convertible Senior Notes Due 2023.

10.1                                                  Registration Rights Agreement dated December 9, 2003 between the Company and UBS Securities LLC on behalf of itself and the several other Initial Purchasers.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GENZYME CORPORATION

	By:	/s/ MICHAEL S. WYZGA
Michael S. Wyzga
Executive Vice President, Finance,
Chief Financial Officer, and
DATE: December 9, 2003		Chief Accounting Officer

EXHIBIT INDEX

EXHIBIT NO.	DESCRIPTION

4.1	Indenture dated December 9, 2003 by and between Genzyme Corporation and U.S. Bank National Association.

4.2	Form of Global Certificates representing $690,000,000 aggregate principal amount of the 1.25% Convertible Senior Notes Due 2023.

10.1	Registration Rights Agreement dated December 9, 2003 between the Company and UBS Securities LLC on behalf of itself and the several other Initial Purchasers.